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               OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES       Exhibit 11
                      Computation of Earnings Per Share
           (in thousands of dollars except for per share amounts)

                                    -------------------------------------------
                                      (in thousands, except per share amounts)
                                    -------------------------------------------
                                    Three Months Ended        Six Months Ended
                                        January 31               January 31
                                    ------------------       ------------------
                                    1998          1997       1998          1997
                                    -------------------------------------------
Net (loss) income available to
    stockholders (numerator)        $  (97)     $2,264       $1,776      $4,194
                                    ======      ======       ======      ======

Shares Calculation (denominator):

Average shares outstanding - basic   6,259       6,656        6,267       6,687

Effect of Dilutive Securities:

Potential Common Stock
    relating to stock options           na           2           41           2
                                    ------      ------       ------      ------
Average shares outstanding-
    assuming dilution                6,259       6,658        6,308       6,689
                                    ======      ======       ======      ======
Earnings per share-basic            $(0.02)     $ 0.34       $ 0.28      $ 0.63
                                    ======      ======       ======      ======
Earnings per share-assuming
  dilution                          $(0.02)     $ 0.34       $ 0.28      $ 0.63
                                    ======      ======       ======      ======


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